Exhibit 99.1

FOR IMMEDIATE RELEASE

Wescorp Energy and Cancen Oil Canada commence construction on remediation units for first facility

CALGARY, Alberta
(Wednesday November 11, 2009) – Wescorp Energy Inc. (OTCBB: WSCE) is pleased to announce that, further to the joint venture partnership with Cancen Oil Canada Corporation, construction of the first two Wescorp remediation units has commenced.

Wescorp and Cancen engineers and field personal have completed remediation facility assessments and detailed engineering drawings. Both management teams have agreed the remediation units will be deployed to Cancen’s existing waste processing facility in New Sarepta Alberta, Canada. The remediation units are scheduled to be installed and operational in the first quarter 2010.

“Wescorp is pleased that construction of the units has commenced,” commented Doug Biles, President and CEO of Wescorp Energy. “We are confident that the successful operation of the units will solidify other opportunities for the Wescorp Cancen joint venture.”

Wescorp and Cancen have also agreed to install Cancen’s environmental personnel in Wescorp’s office in Calgary, Alberta to further facilitate the rapid growth of the joint venture.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is an oil and gas operations solutions company focused on commercializing technologies that overcome tough operational challenges facing oil and gas operators today.

Wescorp shares currently trade on the NASD.OTC Bulletin Board under the symbol “WSCE”.

Safe Harbor Statement

Any statements contained herein that are not historical facts may be forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

Investor Relations contact:

Mark Komonoski
Toll-Free	1.877.255.8483
Office Line	1.403.255.8483
Mobile	1.403.470.8384

Email: mkomonoski@wescorpenergy.com
Website: www.wescorpenergy.com

RENMARK FINANCIAL COMMUNICATIONS INC.

JASON ROY: JROY@RENMARKFINANCIAL.COM
BARRY MIRE: BMIRE@RENMARKFINANCIAL.COM
TEL. : 514 939-3989 OR 416 644-2020